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ANALYST CONTACT:                        MEDIA CONTACT:
Bill Solomon, CFO                       Nora Donnelly
214/754-6620                            Corporate Communications
                                        214/754-6603

Precept Business Services, Inc. Completes Acquisition of Southern Systems Business Forms & Supplies, Inc.

September 21, 1998 10:29 AM EDT

DALLAS--(BUSINESS WIRE)--Sept. 21, 1998--Precept Business Services, Inc. (NASDAQ: PBSIA), the nation's largest independent distributor of printed business products and document management services, today announced that it has completed the acquisition of Southern Systems Business Forms & Supplies, Inc. ("Southern Systems").

Headquartered in Florence, South Carolina, Southern is a leading regional provider of printed products, distribution services and information solutions with yearly revenues of approximately $14 million. Its primary distribution center is located in Florence, with additional sales and distribution offices in Charleston, SC; Columbia, SC; Raleigh, NC; Charlotte, NC; Greensboro, NC; and Dothan, AL. According to the industry publication FORM Magazine, Southern Systems is the 26th largest independent distributor of business forms in the United States.

With the closing of Southern Systems, Precept has added approximately $78m in accretive acquisition revenue since becoming a public company on March 20, 1998, thus strengthening its position as the industry's leader and "Consolidator of Choice."

Precept Business Services, Inc. is the nation's largest and only nationwide independent distributor of printed business products and document management services. The Company also provides corporate transportation services in Texas, New York, Ohio and Michigan. Recent acquisitions have diversified the Company's revenue base and positioned Precept as a consolidator within the $20 graphics industry and the $4 billion corporate transportation industry. The Company is headquartered in Dallas, Texas and its common stock is traded on NASDAQ under the symbol "PBSIA".